Exhibit 10.13

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SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement (“Agreement”), effective as of January 1, 2012 (“Effective Date”), is made and entered into by and between:

1.	Intercept Pharmaceuticals, Inc., 18 Desbrosses Street, New York, NY 10013, (“Sponsor”);

2.	Dipartimento di Chimica e Tecnologia del Farmaco of the Università di Perugia, Via del Liceo, 1, Perugia, Italy 06123 (“University”); and

3.	Professor Roberto Pellicciari of the Dipartimento di Chimica e Tecnologia del Farmaco at the University, Via del Liceo, 1, Perugia, Italy 06123 (“Principal Investigator”)

This Agreement supercedes the Sponsored Research Agreement entered into by the parties on July 1, 2006; the First Amendment to the Agreement effective as of June 20, 2007 and the Sponsored Research Agreement effective January 1, 2011 (collectively the “Prior Agreement”). This Agreement therefore constitutes the entire agreement between the parties hereto.

WHEREAS, Sponsor desires to sponsor a research program at University led by Principal Investigator;

WHEREAS, Sponsor desires to obtain certain rights to inventions and technologies arising out of or in connection with such program; and

WHEREAS, University and Principal Investigator are willing to (a) undertake the program and (b) grant to Sponsor such rights under terms and conditions set forth herein.

WHEREAS, concurrently with the execution of this Agreement, Sponsor and Principal Investigator are entering into a Consulting and IP Agreement (the “Consulting Agreement”).

NOW THEREFORE, in consideration of the promises and undertakings set forth above and hereinafter, the parties hereto mutually agree as follows:

Article 1          Definitions

1.1           “Affiliate” means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with Sponsor. As used herein, “control” shall mean direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors.

1.2           “Material” means OCA (INT-747), INT-767 and INT-777, together with their conjugates and intermediates developed by or for the Sponsor.

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1.3           “Project Participant” means any agent or employee of Principal Investigator or University who may participate in the Research Project, including, but not limited to, scientists, post-doctoral fellows, students, and technicians, in accordance with Section 2.2.

1.4           “Research Parties” shall refer to University and Principal Investigator collectively or individually as the context requires.

1.5           “Research Project” shall mean the research project described in Section 2 herein.

1.6           “Research Project Patent Rights” shall mean any and all patent applications and patents owned or otherwise controlled, in whole or in part, by Research Parties worldwide, covering any invention conceived and/or reduced to practice by Principal Investigator and/or Project Participants in the conduct of the Research Project and/or during any period prior to the Effective Date if within the field of interest defined under the Research Project, together with any and all foreign counterparts, continuations, continuations-in-part and divisions of such patent applications and any and all extensions, reissues, reexaminations, renewals and substitutions of such patents.

1.7           “Research Project Technology” shall mean any and all data, information, technical reports, inventions (whether or not patentable), improvements, chemical materials, substances, reagents or similar tangible materials, and discoveries, not covered by Research Project Patent Rights, developed and/or generated by Principal Investigator and/or Project Participants in the conduct of the Research Project and/or during any period prior to the Effective Date if within the scope of the Research Project. Research Project Technology shall include, but not be limited to, the Materials.

Article 2          Research Project

2.1           General. The goal of the Research Project is to research, realize improvements to the process for synthesizing, and supplying gram scale reference standard quantities of those chemical entities known as OCA (INT-747), INT-767 and INT-777, as well as any conjugated, intermediate or other related forms thereof which are made, conceived, reduced to practice, created, written, designed or developed by the Parties.

2.2           Participants. The Research Project shall be conducted solely by Principal Investigator and Project Participants working under his supervision at the University. No Project Participant may work on the Research Project unless such Project Participant first signs the Project Participant Agreement attached as Exhibit A. Principal Investigator shall promptly provide each executed Project Participant Agreement to Sponsor.

2.3           Records. Principal Investigator and Project Participants shall keep accurate scientific records relating to the Research Project and shall make such records available to Sponsor during normal business hours upon reasonable notice. It is understood that such records shall include detailed laboratory notebooks sufficient to document any patentable inventions conceived or reduced to practice during the course of the Research Project. Upon request by Sponsor and at Sponsor’s expense, Principal Investigator shall promptly provide copies of all such records to Sponsor.

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2.4           Funding. As consideration for conducting the Research Project, Sponsor agrees to fund the activities of Principal Investigator and Project Participants under the Research Project, for which Sponsor shall pay to University a total of €80,000 during the term of this Agreement, payable as follows: €20,000 on March 31, 2012; €20,000 on June 30, 2012; €20,000 on September 30, 2012 and €20,000 on December 31, 2012. All such payments shall be made in Euros, the lawful currency of the European Community within fifteen (15) business days of such payment due date.

2.5           Reports. Principal Investigator shall submit to Sponsor (a) detailed reports documenting the status of the Research Project and progress made against the Project Plan from time to time as reasonably requested by Sponsor over the term of this Agreement and (b) a final report within ninety (90) days after termination or expiration of the Research Project.

Article 3          Material Transfer

3.1           Transfer. From time to time, Principal Investigator will use reasonable efforts to deliver to Sponsor or a Sponsor-named third party such quantity of Material (or portion thereof) as agreed upon by the parties.

3.2           Use of Material. Principal Investigator and Project Participants under Principal Investigator’s direction hereby agree to use the Material solely in the conduct of the Research Project and for no other purpose. Research Parties shall not, and shall ensure that Project Participants do not use any Material or Information for their own or others’ benefit or for any purpose not exclusively related to the Research Project, including without limitation for any direct or indirect commercial purpose or to treat human subjects, and shall not disclose, distribute, sell or otherwise transfer the Material to any other commercial or non-commercial third party without Sponsor’s prior written consent.

Article 4          Intellectual Property Rights

4.1           Invention Disclosure. Principal Investigator shall promptly and fully disclose to Sponsor in writing any invention conceived and/or reduced to practice, whether by Principal Investigator or any Project Participant, in the conduct of the Research Project.

4.2           Intellectual Property Ownership. For valuable consideration received, the Research Parties hereby assign to Sponsor all rights title and interest in and to all Research Project Patent Rights and Research Project Technology upon creation, each such assignment to be effective as of the date of creation. Research Parties shall cooperate with Sponsor in providing assistance and executing any documentation necessary to perfect such assignment. Research Parties agree and acknowledge that Sponsor shall have all rights and final decisions as to the filing, prosecution or maintenance of all patents or patent applications covering any Research Project Patent Rights and/or Research Project Technology. Each of the Research Parties will cooperate with Sponsor in any such filing, prosecution or maintenance. Research Parties further agree that, if Sponsor is unable, after reasonable effort, to secure the signature of Principal Investigator and/or relevant representative of either Research Party on any such documentation, any executive officer of Sponsor shall be entitled to execute any such documentation as the agent and the attorney-in-fact of Research Parties, and Research Parties hereby irrevocably designates and appoints each executive officer of Sponsor as their agent and attorney-in-fact to execute any such documentation on their behalf.

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4.3           Right of First Refusal. Research Parties shall give the Sponsor a right of first refusal to negotiate terms to expand the Agreement prior to the end of its term, or upon renewing it, to incorporate other bile acid and nuclear receptor research based on the discovery and reduction to practice of ligands that fall outside the scope of the Research Project. Research Parties shall notify Sponsor in writing of any such opportunity regarding such inventions and Sponsor shall have fifteen (15) days to respond in good faith as to Sponsor’s intent to expand the Agreement.

Article 5          Confidentiality

5.1           Confidential Information. “Confidential Information” shall include all confidential or proprietary information disclosed by the Sponsor to the Research Parties and all data, results and inventions arising in the course of the Research Project. With the sole purpose to protect the potential patentability of any invention described therein, Research Parties shall not publish or disclose any Confidential Information to any third party without prior consultation with Sponsor. This confidentiality obligation does not apply to information which (i) is available to Research Parties from an independent source not under obligation of confidence to Sponsor; (ii) is already published at the time of disclosure by Sponsor or creation in the course of the Research Project; (iii) is/was known to Research Parties independent of Sponsor’s disclosure, either under this Agreement or otherwise, and independent of the Research Parties’ involvement in, or activities in the course of, the Research Project.

5.2           Publishing and Use. Research Parties may publish or otherwise publicly disclose information gained in the course of the Research Project and shall give Sponsor the option of receiving a sponsorship acknowledgment in any such publication. In order to avoid disclosure of Confidential Information and any potential loss of Research Project Patent Rights as a result of premature public disclosure of patentable information, the Principal Investigator will submit any prepublication materials to Sponsor for review and comment at least sixty (60) days prior to their planned submission for publication. If such proposed publication contains any disclosures deemed by Sponsor to be Confidential Information, the Research Parties shall remove such information from the proposed publication at Sponsor’s request. If such proposed publication contains information considered by Sponsor, in its sole discretion, to be patentable, the Research Parties agree to withhold publication for a reasonable time, in any event no less than an additional one hundred twenty (120) days, so that a patent application can be prepared and filed.

Article 6          Term and Termination

6.1           Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect through December 31, 2012, unless terminated prior to such date in accordance with this Section 6. The parties will commence discussions no later than sixty (60) days prior to the end of the term to determine whether they have a mutual interest in renewing this Agreement.

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6.2           Termination for Breach. If either Research Party, on the one hand, or Sponsor, on the other hand, materially breach(es) any provision of this Agreement and fail(s) to remedy such breach within thirty (30) days after receipt of notice in writing of such breach from the other party(ies), such other party(ies), at its/their option, and in addition to any other remedies that may be available to such other party(ies), may terminate this Agreement by sending written notice of termination to the breaching party(ies).

6.3           Sponsor Termination for Specific Cause. If Principal Investigator is unable or unwilling to continue to conduct research or otherwise perform his obligations under this Agreement in connection with the Research Project, if Principal Investigator’s employment with University is terminated, or if Principal Investigator fails to use reasonably diligent efforts to conduct the Research Project, Sponsor may terminate this Agreement upon thirty (30) days prior written notice to Principal Investigator and/or appropriate University representative and shall be under no further obligation to make monetary payments to Research Parties as set forth in Section 2.4 of this Agreement.

6.4           Effect of Sponsor Termination and Expiration. In the event of Sponsor termination for a breach by Research Parties under Section 6.2 or Section 6.3, any funds paid to Research Parties by Sponsor under this Agreement which have not been expended or irrevocably committed upon the effective date of termination shall be refunded to Sponsor within thirty (30) days after the effective date of termination. Principal Investigator shall furthermore deliver all remaining Material and all tangible documentation containing Confidential Information within thirty (30) days of Sponsor’s request.

6.5           Research Parties Termination for Specific Cause. If Sponsor fails to make any payment as set forth under Section 2.4 of this Agreement, then subject to Section 6.2 above, if Sponsor does not remedy such breach within thirty (30) days after receipt of notice in writing of such breach, then Research Parties may terminate this Agreement upon written notice to Sponsor.

6.6           Effect of Research Parties Termination. In the event of Research Parties termination for a breach by Sponsor during any Quarterly Period under Section 6.2 or Section 6.5, all rights, title and interest in and to the Research Project Patent Rights and Research Project Technology created and assigned to Sponsor during said Quarterly Period in accordance with Section 4.2 above shall revert to Research Parties. In such event, Sponsor shall undertake to immediately execute any and all documentation and to take any and all required action necessary to effect such reversion. Sponsor’s rights, and the Research Parties’ obligations to Sponsor, with respect to Research Project Patent Rights and Research Project Technology created prior to such Semiannual Period shall not be affected by such termination.

6.7           Survival. The following sections of this Agreement shall survive expiration or any termination of this Agreement: Sections 2.3, 2.5, 3.2, 4, 5, 6.4, 6.6, 6.7, 7 and 8. Notwithstanding the preceding, in the event of Research Parties termination for a breach by Sponsor under Section 6.2 or pursuant to Section 6.5 herein, then Sections 2.3, 3.2 and 4 shall not survive.

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Article 7          Representations and Warranties

7.1           Representations and Warranties of Research Parties. Research Parties represent and warrant that: (a) neither of the Research Parties have granted or will grant to any person or entity other than Sponsor any right or interest in and to the Materials, the Research Project Patent Rights or the Research Project Technology; (b) Research Parties have the legal right, authority and power to enter into this Agreement and perform the obligations set forth herein; (c) Research Parties will comply with all applicable laws in the performance of the Research Project; and (d) Research Parties will conduct the Research Project in a professional and workmanlike manner.

7.2           Representations and Warranties of University. University represents and warrants that: (a) Principal Investigator has not granted to University, and University has not accepted from Principal Investigator, any right, title and interest in and to the Materials, the Research Project Patent Rights or the Research Project Technology; (b) Principal Investigator’s participation in the Research Project and execution hereof, including the assignment of Research Project Technology and Research Project Patent Rights to Sponsor set forth in Section 4, shall not conflict with any obligations of Principal Investigator to University; (c) each Project Participant’s participation in the Research Project and assignment of Research Project Technology and Research Project Patent Rights to Principal Investigator, and the subsequent assignment to Sponsor, shall not conflict with any obligations of any Project Participant to University.

7.3           Representations of Sponsor. Sponsor represents and warrants that Sponsor has the legal right, authority and power to enter into this Agreement and meet the obligations set forth herein.

7.4           Limitations. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 7, NO PARTY TO THIS AGREEMENT MAKES ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, RELATING TO THE RESEARCH PROJECT OR OTHERWISE UNDER THIS AGREEMENT, AND EACH PARTY TO THIS AGREEMENT SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. Some jurisdictions do not allow limitations on implied warranties, so the above limitations may not apply to a party in such jurisdictions.

Article 8          General Provisions

8.1           Independent Contractors. The relationship of Sponsor, on the one hand, and Research Parties, on the other hand, established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either party hereto the power to direct or control the day-to-day activities of the other party hereto, or constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking.

8.2           Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns, legal representatives and heirs. Sponsor may assign or transfer Sponsor’s rights and obligations under this Agreement to an Affiliate or a successor to all or substantially all of Sponsor’s assets or business relating to this Agreement, whether by sale, merger, operation of law or otherwise, upon written notice to Research Parties. This Agreement shall not otherwise be assignable by any party without the prior written consent of the other parties and any such assignment which does not receive such prior consent shall be void.

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8.3           Entire Agreement. This Agreement and the Consulting Agreement between Sponsor and Principal Investigator of even date herewith constitute the entire and only agreements between the parties relating to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are superseded hereby and thereby, provided that Research Parties agree and acknowledge that Sponsor may enter into consulting-type arrangements with certain individuals at the University relating to the Research Project.

8.4           Notices. Any notice or other communication required or permitted under this Agreement shall be in English and in writing and will be deemed given as of the date such notice is (a) hand delivered, or (b) mailed, postage prepaid, first class, certified mail, return receipt requested, or (c) sent, shipping prepaid, receipt requested by national courier service, to the party at the address listed below or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

Notices to Sponsor shall be addressed to:

Dr. Mark Pruzanski

Intercept Pharmaceuticals, Inc.

18 Desbrosses Street

New York, NY 10013

USA

Notices to Principal Investigator shall be addressed to:

Prof. Roberto Pellicciari

Dipartimento di Chimica e Tecnologia del Farmaco

Via del Liceo, 1

Perugia, Italy 06123

Notices to University shall be addressed to:

Attention: Prof. Benedetto Natalini

Dipartimento di Chimica e Tecnologia del Farmaco

Universita di Perugia

Via del Liceo, 1

Perugia, Italy 06123

8.5           Modification. This Agreement may not be modified except by a written agreement signed by each of the parties hereto.

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8.6           Waiver. No waiver of any rights shall be effective unless agreed to in writing by the party waiving such right, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

8.7           Disclaimer of Indirect Damages. EXCEPT WITH RESPECT TO A BREACH OF SECTION 5, IN NO EVENT WILL ANY PARTY HERETO BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. Some jurisdictions do not allow limitations of such damages, so the above limitation may not apply to a party. Each party may also have other rights which vary from jurisdiction to jurisdiction.

8.8           Section Headings. The headings of the sections of this Agreement are intended for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

8.9           Severability. If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (“Severed Clause”), it is mutually agreed that this Agreement shall endure except for the Severed Clause. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

8.10         Construction. The parties agree that they have participated equally in the drafting of this Agreement and that the language herein contained should not be presumptively construed against either of them.

8.11         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.12         English Version. This Agreement is drafted in English. In the event that this Agreement is translated into a language other than English, the original English version of this Agreement shall control all questions of interpretation with respect thereto.

8.13         Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, USA.

8.14         Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be resolved as follows:

(a)           The Principal Investigator and the designated executives of Sponsor and University shall meet to attempt to resolve such disputes. If such persons cannot resolve such disputes within thirty (30) days after any party requests such a meeting, then any party may make a written demand for formal dispute resolution in accordance with Section 8.14(b).

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(b)          Any dispute, controversy or claim not resolved according to Section 8.14(a) shall be finally settled by binding arbitration conducted in the English language in New York, New York, USA by one arbitrator under the commercial arbitration rules of the American Arbitration Association (“AAA”), which shall administer the arbitration and act as appointing authority. The arbitrator shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award. The award of the arbitrator shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators.

(c)          Notwithstanding anything contained in this Section 8.14 to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date hereof.

PRINCIPAL INVESTIGATOR		INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Roberto Pellicciari	By:	/s/ Mark Pruzanski
	Roberto Pellicciari		Mark Pruzanski
President and CEO

UNIVERSITA DI PERUGIA DIPARTIMENTO DI CHIMICA E TECNOLOGIA DEL FARMACO

By:	/s/ Benedetto Natalini
Name:	Benedetto Natalini
Position:	Department Director

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EXHIBIT A: PROJECT PARTICIPANT AGREEMENT

This Project Participant Agreement (“Agreement”), effective as of January 1, 2012, (“Effective Date”), is made and entered into by and between Intercept Pharmaceuticals, Inc., a Delaware corporation with principal offices at 18 Desbrosses Street, New York, NY 10013 (“Sponsor”), and                         (“Project Participant”), a scientist, post-doctoral fellow, student or technician at Università di Perugia (“University”).

In consideration for being permitted to participate on the Research Project (as defined in the Sponsored Research Agreement by and among Sponsor, Professor Roberto Pellicciari and University of even date herewith (the “Sponsored Research Agreement”) under the direction of Professor Roberto Pellicciari (“Principal Investigator”) at University and funded by Sponsor pursuant to a Sponsored Research Agreement between Sponsor and Principal Investigator (the “Research Project”). Project Participant agrees:

•	Project Participant shall keep, and provide to Principal Investigator from time to time, accurate scientific records, including detailed laboratory notebooks sufficient to document any patentable inventions conceived or reduced to practice, relating to the Research Project and shall make such records available to Sponsor during normal business hours upon reasonable notice.

•	Project Participant shall promptly and fully disclose to Principal Investigator in writing any invention conceived and/or reduced to practice in the conduct of the Research Project.

•	Project Participant hereby assigns to Principal Investigator, for subsequent assignment to Sponsor pursuant to the Sponsored Research Agreement between Sponsor and Principal Investigator, all right, title and interest in and to any and all data, information, technical reports, inventions (whether or not patentable), improvements, biological materials, substances, reagents or similar tangible materials and discoveries developed and/or generated by Project Participants in the conduct of the Research Project and/or during any period prior to or after the Effective Date if related to or derived from any information, data and works of authorship owned or controlled by Sponsor or any of its affiliates regarding the Research Project (the “Research Project Technology”), upon their creation, and all patent applications and patents covering any Research Project Technology, together with any continuations, continuations-in-part and divisions of such patent applications and any extensions, reissues, reexaminations, renewals and substitutions of such patents (collectively, “Research Project Patent Rights”). Project Participant shall cooperate with Sponsor in providing assistance and executing any documentation necessary to perfect such assignment. Project Participant further agrees that, if Sponsor is unable, after reasonable effort, to secure the signature of Project Participant on any such documentation, any executive officer of Sponsor shall be entitled to execute any such documentation as the agent and the attorney-in-fact of Project Participant, and Project Participant hereby irrevocably designates and appoints each executive officer of Sponsor as his/her agent and attorney-in-fact to execute any such documentation on his/her behalf.

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•	Project Participant shall not publish or disclose any of Sponsor’s information which is (a) disclosed in writing or other tangible form and is labeled or identified as “Confidential” or “Proprietary”, (b) disclosed verbally and subsequently reduced to writing or other tangible form and labeled as “Confidential” or “Proprietary” or (c) commonly regarded as confidential and/or proprietary in the biotechnology industry (collectively, “Confidential Information”). All data and information developed by Project Participant in the course of the Research Project, provided by Sponsor, Principal Investigator or University in the course of the Research Project or that otherwise relates to Research Project Technology or Research Project Patent Rights shall be deemed to be Confidential Information of Sponsor.

•	Project Participant represents and warrants that he/she has not granted to any party (including University) other than Sponsor any right or interest in and to Research Project Technology or Research Project Patent Rights.

Project Participant acknowledges that he/she is not an employee of Sponsor.

This Agreement may not be modified except by a written agreement signed by both parties.

If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (“Severed Clause”), it is mutually agreed that this Agreement shall endure except for the Severed Clause. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

This Agreement is drafted in English. In the event that this Agreement is translated into a language other than English, the original English version of this Agreement shall control all questions of interpretation with respect thereto.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, USA, excluding its conflicts of laws principles.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their duly authorized representatives.

Sponsor	Project Participant

By:	By:
Name:	Name:
Title:	Title:
Dated:	Dated:

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